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                                                                    Exhibit 99.1

Articles of Merger
(Pursuant to NRS.92A.200)

1.      Name of merging entity: Texxon, Inc.
        Jurisdiction: Oklahoma
        Entity type: Corporation.
        Name of surviving entity: Texxon, Inc.
        Jurisdiction: Nevada
        Entity type: Corporation

3. The undersigned declares that a plan of merger has been duly adopted by each constituent entity (NRS.92A.180).

4. Owner's approval (NRS.92A.200) (options a, b or c must be used, as applicable for each entity).
        (b) The plan was approved by the required consent of the owners of:
        Texxon, Inc.
        Name of merging entity, if applicable
        and,or:
        Texxon, Inc.
        Name of surviving entity, if applicable.

5. Amendments, if any, to the articles or certificate of the surviving entity-Provide article numbers, if available (NRS.92A.200)
        Article 1. Name is amended to read: the name of the corporation is Continan Communications, Inc.
        Article 3, Shares, is amended to read: Number of shares with par value 110,000,000, par value $.001
        The first portion of the Addendum, Division of Authorized Shares into Classes ia amended to read: The One Hundred Ten Million(110,000,000) shares which the corporation shall have the authority to issue is divided into two classes:
        10,000,000 Preferred Shares, having a par value of one tenth of a cent per share ($.001), and
        100,000,000 Common Shares, having a par value of one tenth of a cent ($.001) per share.
        The balance of that portion of the Addendum shall read as presently provided.

        (Continue on attached page)




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        DECREASE IN NUMBER OF ISSUED AND OUTSTANDING SHARES OF CAPITAL STOCK
        WITHOUT VOTE OF STOCKHOLDERS The Board of Directors , without the consent of the stockholders of the corporation, may adopt any recapitalization affecting the outstanding shares of capital stock of the corporation by affecting a forward or reverse split of all of the outstanding shares of any class of capital stock of the corporation, with appropriate adjustment to the corporation's capital accounts.

6.      Location of Plan of Merger (check a or b):
        (a)
        (b) [x] The entire plan of merger is on file at the registered office of the surviving coporation, limited liability company or business trust, or at the records office address if a limited partnership, or other place of business of the surviving entity (NRS.92A.200).

7.      Effective date (optional):

8. Signatures-Must be signed by: An officer of each Nevada corporation; all general partners of each Nevada limited partnership; A manager of each Nevada limited liability company with managers or all the members if there are no managers; a trustee of each Nevada business trust (NRS.92.230)

        Texxon, Inc.
        Name of merging entity
        /s/Claude Buchert      President/CEO

        Texxon, Inc.
        Name of surviving entity
        /s/ Richard C. Fox     President/CEO  11/04/06